Index Protection Strategy with Trigger Rider

This rider describes a crediting method which is added to your Base Contract.

This rider forms a part of the Base Contract to which it is attached and is effective on the Index Effective Date shown on your Index Options statement. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider. This rider terminates as indicated under the Termination of this Rider provision.

The variable assets that support this rider, if any, will be placed in an unregistered, non-insulated, non-unitized separate account.
This rider references Withdrawal Charges, Partial MVAs, Contract Charges, and Advisory Fees. Your contract may not include all of these references, so please defer to your Base Contract to determine which of these charges, adjustments, and fees apply to you.

Definitions

Base Contract
The contract to which this rider is attached.

Trigger Rate
The return you may receive on the Term End Date for an Index Protection with Trigger Index Option(s). On the Term Start Date, we declare Trigger Rates and guarantee them for the Term. Trigger Rates are shown on your Index Options statement each year and will never be less than the Minimum Trigger Rate shown on the Index Options Contract Schedule.

Index Option Base
The value used to determine the dollar amount of the Performance Credit. We establish an Index Option Base for each Index Option.

Index Option Value
The value in a selected Index Option. We establish an Index Option Value for each Index Option.

Index Value
The value of an Index at the end of the Business Day. Index Values are shown on your Index Options statement.

Performance Credit
The return you may receive on the Term End Date when you allocate to an Index Protection with Trigger Index Option.

Term
The period of time from the Term Start Date to the Term End Date. The Term length is shown on the Index Options Contract Schedule.

Term End Date
The day on which a Term ends. A Term End Date may only occur on an Index Anniversary.

Term Start Date
The day on which a Term begins. A Term Start Date may only occur on the Index Effective Date or an Index Anniversary.

Contract Value

The following is added to the “Contract Value” section of the Base Contract.

How we calculate Index Option Values
On the first Term Start Date, the Index Option Value and Index Option Base for an Index Option are equal to the amount of any Purchase Payments and Transfers into the Index Option.
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At the end of each Business Day other than the Term Start Date or Term End Date, the Index Option Value is equal to the Index Option Base plus its Daily Adjustment. We establish a Proxy Value to calculate the Daily Adjustment. The Proxy Value is determined on each Business Day based on the value of a hypothetical set of call options as determined by an option pricing formula. The Daily Adjustment is calculated before we process any Partial Withdrawal (including any Withdrawal Charges or corresponding Partial MVAs) or deduct any Contract Charges and Advisory Fees using the Index Option Base, the current Proxy Value, and the Proxy Value as of the Term Start Date. The Daily Adjustment will never be less than zero.

At the end of each Business Day, we reduce the Index Option Value by the dollar amount withdrawn from the Index Option, including any Withdrawal Charge or corresponding Partial MVAs, Contract Charges, and Advisory Fees. We then reduce the Index Option Base by the same percentage by which the amount withdrawn reduced its associated Index Option Value.

On the Term End Date, we calculate the Index Option Value by first determining if it receives the Performance Credit. If the Term Start Date or Term End Date is not a Business Day, we use the Index Value on the next Business day.

For an Index Option, if the current Index Value is equal to or greater than its value on the Term Start Date, then that Index Option receives its Performance Credit, which is equal to the Trigger Rate. If an Index Option’s current Index Value is less than its value on the Term Start Date, then that Index Option does not receive its Performance Credit.

For an Index Option that receives a Performance Credit, we multiply the Performance Credit by its Index Option Base. This result is then added to its Index Option Base. We then set the Index Option Value equal to its Index Option Base.

Finally, on the Term End Date, for the Index Option we:
•	Increase its Index Option Value and Index Option Base by the amount of any Additional Purchase Payments and Transfers into the Index Option;
•	Reduce its Index Option Value and Index Option Base by the amount transferred out of the Index Option; and
•	Reduce its Index Option Value and Index Option Base for Withdrawals (including any corresponding Withdrawal Charge or Partial MVAs), Contract Charges, and/or Advisory Fees.

Rider Fee

There is no fee for this rider.

Termination of this Rider

This rider terminates on the earlier of the Business Day before the Annuity Date or the date the Base Contract terminates.
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In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged and apply to this rider.

Signed for the Company at its home office on the Issue Date.

Allianz Life Insurance Company
Of North America

By: /s/ GRETCHEN CEPEK
[Gretchen Cepek]
Secretary

By: /s/ JASMINE M. JIRELE
[Jasmine M. Jirele]
President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [800.624.0197].
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